Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-145691-02

November 18, 2008

DELMARVA POWER &

LIGHT COMPANY

$250,000,000

First Mortgage Bonds, Series I 6.40% Bonds due December 1, 2013

Issuer:	Delmarva Power & Light Company

Issue:	First Mortgage Bonds, Series I 6.40% Bonds due December 1, 2013

Ratings:*	Baa1 (Stable)/A- (Stable)/A (Stable) (Moody’s/S&P/Fitch)

Offering Size:	$250,000,000

Coupon:	6.40%

Trade Date:	November 18, 2008

Settlement Date:	November 25, 2008 (T+5)

Stated Maturity:	December 1, 2013

Initial Public Offering Price:	99.795% per Bond

Proceeds to Issuer (before expenses):	$247,987,500

Yield to Maturity:	6.448%

Benchmark Treasury:	2.750% due October 31, 2013

Benchmark Treasury Yield:	2.248%

Spread to Benchmark Treasury:	+ 420 bps

Optional Redemption:	Make-whole call, 50 bps spread over U.S. Treasuries

Interest Payment Dates:	June 1 and December 1 of each year, commencing on June 1, 2009

CUSIP Number:	247109 BQ3

Book-runners:	Banc of America Securities LLC J.P. Morgan Securities Inc. KeyBanc Capital Markets Inc. Morgan Stanley & Co. Incorporated Scotia Capital (USA) Inc.

*	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, J.P. Morgan Securities Inc. collect at 212-834-4533, KeyBanc Capital Markets Inc. toll-free at 1-866-227-6479, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.